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                               M E M O R A N D U M

                                  June 9, 1997

FROM:    ARV Assisted Living, Inc.

TO: Holders of ARV Assisted Living, Inc. 6 3/4% Convertible Subordinated Notes due 2006 (the "Convertible Notes")

SUBJECT: Supplement No. 1 to Prospectus dated January 14, 1997

         Enclosed are two copies of Supplement No. 1 dated June 9, 1997 ("Supplement No. 1"), to the Prospectus, dated January 14, 1997 (the "Prospectus"), of ARV Assisted Living, Inc., a California corporation (the "Company").

         In any resale of the Convertible Notes or the shares of Common Stock issued upon conversion of the Convertible Notes (the "Conversion Shares") as described in the Prospectus, the holder must deliver a copy of Supplement No. 1 along with a copy of the Prospectus. If you are a holder of Convertible Notes or Conversion Shares and your name or the name of the broker holding your Convertible Notes or Conversion Shares does not appear in the table under the caption "Selling Securityholders" in the Prospectus (as supplemented from time to time), you must obtain a Selling Securityholder Questionnaire from the Company and complete and return it to the Company before you may use the Prospectus.

         Should you have any questions or require additional copies of Supplement No. 1 or the Prospectus, please contact Sheila Muldoon, General Counsel, at (714) 751-7400.

         Thank you.


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PROSPECTUS SUPPLEMENT NO. 1         Filed Pursuant to Rules 424(b)(3) and 424(c)
(To Prospectus dated January 14, 1997)      Registration Statement No. 333-16269

                            ARV ASSISTED LIVING, INC.

                 6 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                      ------------------------------------


     The following information supplements, and must be read in connection with, the information contained in the Prospectus, dated January 14, 1997 (the "Prospectus"), of ARV Assisted Living, Inc., a California corporation (the "Company"). This Supplement must be delivered along with a copy of the Prospectus. All capitalized terms not otherwise defined herein shall have the meanings given them in the Prospectus.

     The information below replaces in its entirety the information provided in the Prospectus under the caption "Selling Securityholders":

                             SELLING SECURITYHOLDERS

     The Convertible Notes were originally issued by the Company in a private placement and were resold by the initial purchaser thereof to qualified institutional buyers (within the meaning of Rule 144A under the Securities Act) or other institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) in transactions exempt from registration under the Securities Act. The Convertible Notes and the Conversion Shares that may be offered pursuant to this Prospectus will be offered by the Selling Securityholders. The following table sets forth certain information as of March 31, 1997 concerning the principal amount of Convertible Notes held of record by certain Selling Securityholders. To the Company's knowledge, other than as a result of the ownership indicated below, none of the Selling Securityholders has had any position, office or other material relationship with the Company or any of its affiliates within the past three years.

                                                              PRINCIPAL
                                                              AMOUNT OF     PERCENTAGE OF       NUMBER OF
                                                             CONVERTIBLE     CONVERTIBLE       CONVERSION       PERCENTAGE OF
                                                             NOTES THAT         NOTES          SHARES THAT      COMMON STOCK
              NAME                                           MAY BE SOLD    OUTSTANDING(1)    MAY BE SOLD(2)    OUTSTANDING(3)
              ----                                           -----------    --------------    --------------    --------------
AIM Balanced Fund.....................................      $  500,000           0.9               26,925            0.3
Allstate Insurance Company............................       2,060,000           3.6              110,931            1.1
Dean Witter Convertible Securities Trust..............       2,500,000           4.3              134,625            1.4
Dean Witter Income Builder Fund.......................       1,500,000           2.6               80,775            0.8
Declaration of Trust for the Defined Benefit
  Plans of Leneca Holdings, Inc.....................           355,000           0.6               19,116            0.2
Declaration of Trust for the Defined Benefit
  Plans of ICI American Holdings Inc................           500,000           0.9               26,925            0.3
Delaware Group Dividend and Income
  Fund, Inc...........................................       1,281,000           2.2               68,982            0.7
Delaware Group Global Dividend and Income
  Fund, Inc...........................................         491,250           0.9               26,453            0.3
Delaware State Employees Retirement Fund..............       1,665,000           2.9               89,660            0.9
Fidelity Advisor Strategic Opportunities Fund.........       5,000,000           8.7              269,251            2.7
General Motors Employees Domestic Group
  Trust.............................................         5,400,000           9.4              290,791            2.9
Guardian Master Pension Trust Fund....................         400,000           0.7               21,540            0.2
Guardian Life Insurance Co. of America................       5,150,000           9.0              277,329            2.8
Hillside Capital Incorporated Corporate
  Account...........................................           150,000           0.3                8,077            0.1
Laterman & Co.........................................         350,000           0.6               18,847            0.2
Laterman Strategies: 90's LLC.........................       1,110,000           1.9               59,773            0.6

                                                              PRINCIPAL
                                                              AMOUNT OF     PERCENTAGE OF       NUMBER OF
                                                             CONVERTIBLE     CONVERTIBLE       CONVERSION       PERCENTAGE OF
                                                             NOTES THAT         NOTES          SHARES THAT      COMMON STOCK
              NAME                                           MAY BE SOLD    OUTSTANDING(1)    MAY BE SOLD(2)    OUTSTANDING(3)
              ----                                           -----------    --------------    --------------    --------------
Lincoln National Convertible Securities Fund..........       1,450,000           2.5               78,082            0.8
Lincoln National Life Insurance.......................       3,595,000           6.3              193,591            2.0
McMahan Securities Co. L.P............................         100,000           0.2                5,385            0.1
Offshore Strategies Ltd...............................       1,340,000           2.3               72,159            0.7
Oppenheimer Bond Fund for Growth......................       2,000,000           3.5              107,700            1.1
The TCW Group, Inc....................................       3,520,000           6.1              189,553            1.9
Thermo Electron Balanced Investment Fund..............         450,000           0.8               24,232            0.3
United National Life Insurance........................         100,000           0.2                5,385            0.1
Vanguard Explorer Fund, Inc...........................       4,300,000           7.5              231,556            2.3
Walker Art Center.....................................         300,000           0.5               16,155            0.2
Weirton Trust.........................................         405,000           0.7               21,809            0.2

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                   The date of this Supplement is June 9, 1997

(1) Does not total to 100% because not all of the Selling Securityholders have completed Selling Securityholder Questionnaires required for inclusion in this Prospectus.

(2) Assumes conversion of the full amount of Convertible Notes held by such holder at the initial conversion price of $18.57 per share; such conversion price is subject to adjustment as described under "Description of Convertible Notes--Conversion." Accordingly, the number of shares of Common Stock issuable upon conversion of the Convertible Notes may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Convertible Notes; cash will be paid in lieu of fraction shares, if any.

(3) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act and based upon 9,654,843 shares of Common Stock outstanding as of March 31, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Convertible Notes but not assuming the conversion of the Convertible Notes of any other holder.

     The preceding table has been prepared based upon information furnished to the Company by the Trustee, The Depository Trust Company and the Selling Securityholders.

     Because the Selling Securityholders may offer all or some of the Convertible Notes that they hold and/or Conversion Shares pursuant to the offering contemplated by this Prospectus, no estimate can be given as to the amount of the Convertible Notes or Conversion Shares that will be held by the Selling Securityholders upon the termination of this offering. See "Plan of Distribution" in the Prospectus.

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